Exhibit 99.1

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of June 30, 2009, with respect to Lime Energy Co. is based on our historical consolidated financial statements and reflects the disposition of certain assets of our Energy Technology segment as if the disposition occurred as of June 30, 2009.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009, is presented for informational purposes only, is based on certain assumptions that we believe are reasonable and does not purport to represent our financial condition had the disposition occurred on the date noted above.  In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined balance sheet as of June 30, 2009.  Pro forma condensed combined statement of operations for the year ended December 31, 2008 and for the six months ended June 30, 2009 have not been presented as financial statements reflecting the disposition of certain assets of our Energy Technology segment as a discontinued operation were filed in our S-1 on August 12, 2009 (File No. 333-161296).

In connection with the disposition we received $25,000 in cash at closing and we may receive an additional $50,000 in cash 90 days following the closing, depending in part on the cash received from accounts receivable transferred to the buyer.  In addition, we could earn up to $4 million over the four year period following closing, depending on the revenue generated by the buyer from the sale of eMAC and uMAC products.  For purposes of these pro forma statements we have assumed the only consideration received is the cash received at closing.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2009

	Lime Energy Co.
	Historical	Pro Forma
	(unaudited)	Adjustments		Pro Forma

Assets

Current assets
Cash and cash equivalents	$4,673,040	$25,000	(a)	$4,698,040
Accounts receivable, net	19,665,755	—		19,665,755
Inventories	143,392	—		143,392
Costs and estimated earnings in excess of billings on uncompleted contracts	4,842,337	—		4,842,337
Prepaid expenses and other	857,474	—		857,474
Total Current Assets	30,181,998	25,000		30,206,998

Net Property and Equipment	2,014,954	—		2,014,954

Long Term Receivables	866,211	—		866,211
Deferred Financing Costs, net	2,613	—		2,613
Intangibles, net	6,151,686	—		6,151,686
Goodwill	18,627,363	—		18,627,363

	$57,844,825	$25,000		$57,869,825

UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2009

	Lime Energy Co.
	Historical	Pro Forma
	(unaudited)	Adjustments		Pro Forma

Liabilities and Stockholders’ Equity

Current liabilities
Lines of Credit	$2,115,775	$—		$2,115,775
Current portion of long-term debt	5,001,619	—		5,001,619
Accounts payable	9,829,807	—		9,829,807
Accrued expenses	3,299,378	130,000	(b)	3,429,378
Billings in excess of costs and estimated earnings on uncompleted contracts	2,813,696	—		2,813,696
Deferred revenue	—	—		—
Customer deposits	794,115	—		794,115
Total Current Liabilities	23,854,390	130,000		23,984,390

Deferred Revenue	6,468	—		6,468
Long-Term Debt, less current portion	1,173,887	—		1,173,887
Deferred Tax Liability	1,034,000	—		1,034,000

Total Liabilities	26,068,745	130,000		26,198,745

Stockholders’ Equity
Preferred stock	3,669	—		3,669
Common stock	1,307	—		1,307
Additional paid-in capital	144,867,555	—		144,867,555
Accumulated deficit	(113,096,451)	(105,000	)(a)(b)	(113,201,451)

Total Stockholders’ Equity	31,776,080	(105,000)		31,671,080

	$57,844,825	$25,000		$57,869,825

See notes to unaudited pro forma condensed combined balance sheet

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

(a)           To record cash received at closing.

(b)           To record estimated transaction costs.